Exhibit 4.2

GALLERY MANAGEMENT HOLDING CORP.

2012 Stock Incentive Plan

STOCK OPTION AGREEMENT

Gallery Management Holding Corp., a Colorado corporation (the “Company”), hereby grants to the optionee named below an Option to purchase up to the number of Shares set forth below (the “Option Shares”). The terms and conditions of this Option are set forth in this Stock Option Agreement (this “Stock Option Agreement”) and in the Company’s 2012 Stock Incentive Plan (the “Plan”). All capitalized terms not defined herein will have the meanings given to them in the Plan.

I. GRANT INFORMATION

Date of Grant (“Date of Grant”):	March 1, 2012

Name of Optionee:	[Name of Optionee]

Type of Option:	__ Incentive (“ISO”) X Nonstatutory (“NSO”)

Number of Underlying Shares (the “Option Shares”):	[Number Spelled Out (______)]

Exercise Price per Share (“Exercise Price”):	Twenty-Six One-Hundredths of One Cent ($0.0026)

Vesting Start Date (“Vesting Start Date”):	March 1, 2012

Vesting Schedule (“Vesting Schedule”):	This Option vests and is fully exercisable with respect to one hundred percent (100%) of the Shares subject to this Option (the “Option Shares”) as of the Date of Grant.
By signing below, you agree to all of the terms and conditions set forth in this Stock Option Agreement, including the Grant Information set forth herein, and to all of the terms and conditions set forth in the attached Terms and Conditions, the Notice of Exercise and the Plan.

Optionee: __________________________________________________________________
[Name of Optionee] (Signature)

Company: __________________________________________________________________
             R. Patrick Garrett (Signature)

Title:                                                     Chief Executive Officer___________________________

II. TERMS AND CONDITIONS

1. Vesting

. Your Option vests on the date specified in the first page of this Stock Option Agreement.

2. Employment; Leaves of Absence

. Your Employment (as defined in the Plan) will cease when you cease to be actively employed by, or a consultant or adviser to, the Company (or any subsidiary) as determined in the sole discretion of the Board of Directors. For the purposes of your Option, your Employment does not terminate when you go on a bona fide leave of absence that is approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for the purposes of determining whether your Option is entitled to ISO status, your Employment will be treated as terminating ninety (90) days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your Employment terminates in any event when the approved leave ends, unless you immediately return to active work. The Company determines which leaves count toward Employment and when your Employment terminates for all purposes under the Plan.

3. Term of Option

. Your Option expires on the day before the tenth (10th) anniversary of the Date of Grant and will expire earlier if your Employment terminates as follows:

(a) Regular Termination

. If your Employment terminates for any reason except cause, death or Disability, then your Option will expire at the close of business at Company headquarters on the date that is three (3) months after your termination date. During that three (3) month period, you may exercise that portion of your Option that was vested on your termination date.

(b) Cause

. If your Employment terminates for cause (as defined by the Company and consistent with applicable law), your Option will expire immediately.

(c) Death

. If you die while in Employment, then your Option will expire at the close of business at Company headquarters on the date that is twelve (12) months after the date of death. During that twelve (12) month period, your estate or heirs may exercise that portion of your Option that was vested on the date of death.

(d) Disability

. If your Employment terminates because of your Disability, then your Option will expire at the close of business at Company headquarters on the date that is six (6) months after your termination date. During that six (6) month period, you, or your authorized representative on your behalf, may exercise that portion of your Option that was vested on the date of your Disability.

4. Exercise of Option.

(a) Legal Restrictions

. The Company will not permit you to exercise your Option if the issuance of any of the Option Shares at that time would violate any law or regulation. You represent and agree that the Option Shares to be acquired upon exercising your Option will be acquired for investment and not with a view to the sale or distribution thereof. If the sale of Option Shares under the Plan is not registered under the Securities Act of 1933, as amended (“Securities Act”), but an exemption from such registration is available that requires an investment representation or other representations, you will represent and agree at the time of exercise to make such representations as are deemed necessary or appropriate by the Company and its counsel.

(b) Method of Exercise

. To exercise your Option, you must complete and file the Company’s “Notice of Exercise” form at the address given on the form, together with full payment. The Notice of Exercise will be effective when it is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

(c) Form of Payment

. When you submit a Notice of Exercise, you must include payment of the aggregate Exercise Price for the Option Shares you are purchasing. Payment may be made in one (or a combination) of the following forms.

•	Your personal check, a cashier’s check or a money order.

•
Your delivery of shares of Common Stock of the Company that you have owned for at least six (6) months (or such other period of time as may be necessary to avoid adverse accounting consequences to the Company).

•
To the extent that the Common Stock of the Company is publicly traded, your delivery, on a form prescribed by the Company, of an irrevocable direction to a securities broker (approved by the Company) to sell all or part of your shares of Common Stock of the Company and to deliver all or part of the sales proceeds to the Company.

•
To the extent that the Common Stock of the Company is publicly traded, your delivery, on a form prescribed by the Company, of an irrevocable direction to pledge all or part of your shares of Common Stock of the Company to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

(d) Withholding Taxes

. You will not be allowed to exercise your Option unless you make acceptable arrangements to pay all withholding or other taxes that may be due as a result of the exercise of your Option or the sale of the Option Shares acquired upon exercise of your Option.

5. Transfer of Option

. Before your death, only you may exercise your Option. You cannot transfer or assign your Option. For instance, you may not sell your Option or use your Option as security for a loan. If you attempt to do any of these things, your Option will immediately become invalid. You may, however, dispose of your Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

6. No Retention Rights

. Your Option does not give you the right to be retained by the Company (or any of its subsidiaries) in any capacity. The Company reserves the right to terminate your Employment at any time and for any reason.

7. Shareholder Rights

. You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your fully vested Option Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

8. Adjustments to Company’s Common Stock

. In the event of a stock split, a stock dividend or a similar change in the Company’s Common Stock, the number of Option Shares and the Exercise Price per share of your Option may be adjusted pursuant to the Plan. Your Option will be subject to the terms of the agreement of merger or consolidation in the event the Company is subject to such corporate activity, as described in the Plan.

9. Legends

. All certificates representing Option Shares issued upon exercise of your Option will, where applicable, have endorsed thereon all legends required by applicable law, including the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE NOT REQUIRED.

10. Applicable Law

. This Stock Option Agreement will be interpreted and enforced under the laws of the State of Colorado without regard to Colorado’s conflicts-of-laws rules.

11. Incorporation of the Plan by Reference

. The text of the Plan is incorporated in this Stock Option Agreement by this reference. Certain capitalized terms used in this Stock Option Agreement are defined in the Plan.

This Stock Option Agreement and the Plan constitute the entire understanding between you and the Company regarding your Option. All prior written and/or oral agreements, commitments or negotiations (if any) concerning your Option are superseded by this Stock Option Agreement.

NOTICE OF EXERCISE

Gallery Management Holding Corp.
4 Grouse Terrace
Lake Oswego, OR 97035
Attn:  Chief Financial Officer

Re:	Exercise of Stock Option

Dear Sir or Madam:

Pursuant to the Stock Option Agreement dated March 1, 2012 (the “Stock Option Agreement”) and the Company’s 2012 Stock Incentive Plan (the “Plan”), I hereby elect to purchase _____________ shares of the Common Stock of the Company (“Common Stock”) at the aggregate exercise price of $__________. I enclose the following documents (check all that are applicable):

☐	My check in the amount of $___________.

☐	Other (specify): .

The Common Stock is to be issued and registered in the name(s) of:

__________________________

__________________________

I understand that there may be tax consequences as a result of the purchase or disposition of the Common Stock, I have consulted with any tax consultant I desired to consult, and I am not relying on the Company for any tax advice. I understand that my exercise is governed by my Stock Option Agreement and the Plan and agree to abide by and be bound by their terms and conditions. I represent that the Common Stock is being acquired solely for my own account and not as a nominee for any other party, or for investment, and that I will not offer, sell or otherwise dispose of any such Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or the securities laws of any state.

Dated:  __________, 20__.

(Signature)

(Please Print Name)

(Address)